Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-3
(Form Type)
Nautilus Biotechnology, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	Rule 457(o)	(1)	(1)	(1) (2)	—	—
Fees to Be Paid	Equity	Preferred Stock, par value $0.0001 per share	Rule 457(o)	(1)	(1)	(1) (2)	—	—
Fees to Be Paid	Debt	Debt Securities	Rule 457(o)	(1)	(1)	(1) (2)	—	—
Fees to Be Paid	Equity	Depositary Shares	Rule 457(o)	(1)	(1)	(1) (2)	—	—
Fees to Be Paid	Equity	Warrants	Rule 457(o)	(1)	(1)	(1) (2)	—	—
Fees to Be Paid	Other	Subscription Rights	Rule 457(o)	(1)	(1)	(1) (2)	—	—
Fees to Be Paid	Other	Purchase Contracts	Rule 457(o)	(1)	(1)	(1) (2)	—	—
Fees to Be Paid	Other	Units	Rule 457(o)	(1)	(1)	(1) (2)	—	—
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	(1)	(1)	$300,000,000	$0.00014760	$44,280
	Total Offering Amounts					$300,000,000		$44,280
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$44,280
(1)An indeterminate aggregate initial offering price and number of securities of each identified class is being registered as may from time to time be offered, issued or sold at indeterminate prices. In addition, an indeterminate number of securities that may be issued upon exercise, settlement, conversion or exchange of any offered securities, or pursuant to anti-dilution adjustments, is being registered. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(2)The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.